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                                                                   Exhibit 5.1

Arcadia Financial Ltd.
7825 Washington Avenue South
Minneapolis, Minnesota 55439-2435

Ladies and Gentlemen:



         We have acted as counsel to Arcadia Financial Ltd., a Minnesota corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-3 (the "Registration Statement") relating to the sale by the Company of up to $100,000,000 principal amount of the Company's 30-, 60-, 90- and 180-Day and One-Year Subordinated Extendible Notes and One-, Two-, Three-, Four-, Five- and Ten-Year Subordinated Fixed-Term Notes (the "Notes"), pursuant to an Indenture dated as of July 1, 1994, between the Company and Norwest Bank Minnesota, National Association ("Norwest"), as Trustee, as amended and restated by that First Amendment and Restatement dated as of April 28, 1995, that Instrument of Resignation, Appointment and Acceptance dated as of August 13, 1998, among the Company, Norwest and Marine Midland Bank and that First Supplemental Indenture dated as of August 13, 1998 between the Company and HSBC Bank USA (formerly Marine Midland Bank), as Trustee.



         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Notes will be issued and sold as described in the Registration Statement.



         Based on the foregoing, we are of the opinion that the Notes, when issued against payment therefor in the manner described in the Registration Statement, will constitute binding obligations of the Company.

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         The opinion set forth above is subject to the following
qualifications and exceptions:



         (a) The opinion set forth above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.



         (b) The opinion set forth above is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).



         (c) Minnesota Statutes Section 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.



         The opinion expressed above is limited to the laws of the State of Minnesota.



         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.




Dated: August 16, 1999

                                       Very truly yours,

                                       /s/ Dorsey & Whitney LLP

WBP/CFS



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